Exhibit 99.1

THE SHARPER IMAGE®

650 Davis Street

San Francisco, CA 94111	Corporate Headquarters

FOR IMMEDIATE RELEASE

November 22, 2005

Contact:	Tersh Barber, Director, Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE REPORTS THIRD QUARTER AND YEAR-TO-DATE RESULTS

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported revenues and net results for the third quarter and year-to date of its fiscal year ending January 31, 2006.

Third Quarter Results

For the third quarter ended October 31, 2005, total Company revenues were $123.1 million compared to last year’s $153.6 million, a decrease of 20 percent. The Company reported a net loss in the third quarter of $10.5 million, or ($0.70) per share, compared to a net loss of $3.7 million or ($0.24) per share in last year’s third quarter. The loss for the third quarter ended October 31, 2005, included a research and development tax credit benefit totaling $737,000, or $0.05 per share. Total store sales for the third quarter were $71.0 million compared to $80.1 million in the prior year, a decrease of 11 percent. Comparable store sales for the third quarter decreased 18 percent. Total catalog sales/direct marketing sales (including wholesale) for the third quarter were $31.5 million compared to last year’s $48.8 million, a decrease of 35 percent. Internet sales for the third quarter were $17.5 million compared to last year’s third quarter sales of $21.0 million, a decrease of 17 percent.

Year-to-date Nine-Month Results

For the nine months ending ended October 31, 2005, total Company revenues were $405.3 million compared to last year’s $459.0 million, a decrease of 12 percent. The Company reported a net loss year-to-date of $21.9 million, or ($1.45) per share, compared to year-to-date 2004 net loss of $1.7 million or ($0.11) per share. The loss for the nine months ended October 31, 2005, included a research and development tax credit benefit totaling $737,000, or $0.05 per share. Total store sales year-to-date were $237.1 million compared to $247.5 million in the prior year period, a decrease of four percent.

Comparable store sales year-to-date decreased 15 percent. Total catalog sales/direct marketing sales (including wholesale) year-to-date were $98.7 million compared to last year’s $132.9 million, a decrease of 26 percent. Internet sales year-to-date were $59.0 million compared to year-to-date 2004 sales of $67.7 million, a decrease of 13 percent.

Operational Discussion and Outlook

“Our net loss for the quarter of ($0.70) per share, while disappointing, was in line with our guidance of a net loss of ($0.65) to ($0.75),” said Richard Thalheimer, founder, chairman and chief executive officer. “In fiscal 2005, which we view as a transition year, the Company remains focused on strengthening our distinctive product selection as well as controlling and decreasing levels of expenses in all parts of our business. During the third quarter, we experienced year over year declines in a few key merchandise categories. Additionally, we are facing a particularly weak consumer spending environment. For the holiday season, we have an exciting line-up of products in our catalogs, stores and online, including our proprietary ZipConnect sound systems for iPod and MP3 players; exclusive interactive robots; advanced electronics; personal care; toys and home products, including Ionic Breeze air cleaners.

“We finished the third quarter with $17.5 million outstanding on our line of credit. Our seasonal borrowings are expected to peak in late-November, after which we anticipate returning to a net cash position by the end of the fourth quarter. Our inventories at the end of the quarter were up 14 percent year over year.

“We opened three new stores in the third quarter: Irvine Spectrum Center in Irvine, California; The Shops at La Cantera, San Antonio, Texas; and the Firewheel Town Center in Garland, Texas. We have opened three additional stores in November: Mayfaire Town Center in Wilmington, North Carolina; The Streets at Southpoint in Durham, North Carolina; and the Oglethorpe Mall in Savannah, Georgia. Our year-to-date totals now include 16 new stores. We are on track to open a total of 19 new stores in fiscal 2005. We currently operate 189 stores in 37 states and the District of Columbia,” concluded Mr. Thalheimer.

Conference Call for Third Quarter Earnings

Interested parties are invited to listen November 22, 2005, to a live conference call discussing third quarter earnings at 1:30 p.m. Pacific, 4:30 p.m. Eastern time, at www.sharperimage.com or by calling 888-211-8104. The conference call may also be accessed from outside the United States at 706-643-0143. To access the call from www.sharperimage.com, click on “Investor Relations.” A replay of the conference call will be available starting at 7:30 p.m., November 22 to 12:00 Midnight, Eastern Time, November 27, by dialing 800-642-1687 and entering code number 2128227. The replay for the conference call for the same period is available outside the United States by calling 706-645-9291 and entering code number 2128227.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 189 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog with annual circulation in excess of 97 million; and its primary Website, http://www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.